Exhibit 99.2

      Gulf Island Fabrication, Inc. Announces New President
                   for Gulf Marine Fabricators

    HOUMA, La.--(BUSINESS WIRE)--Aug. 8, 2007--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced that Johannes Ikdal has been elected by the Board of Directors of Gulf Island Fabrication, Inc. as the President of G. M. Fabricators, L. P. d/b/a Gulf Marine Fabricators, the Company's South Texas facility. Mr. Ikdal has over 30 years of worldwide marine fabrication and related construction experience.

    Mr. Ikdal has been with Gulf Marine at this South Texas facility for over 12 years in various managerial capacities. Prior to his election as President of Gulf Marine, Mr. Ikdal was Operations Manager responsible for the supervision of all construction projects.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms, hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             Chief Executive Officer
             or
             Joseph "Duke" Gallagher, 985-872-2100
             Chief Financial Officer